Exhibit 10.3

GUARANTY

THIS GUARANTY (this “Guaranty”), made as of this 20th day of March, 2015, by Net Element Inc., a Delaware corporation (the “Guarantor”), to Maglenta Enterprises Inc., a company incorporated and existing in the Cayman Islands, Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (each individually, a “Seller” and, collectively, the “Sellers”).

RECITALS:

WHEREAS, the Sellers have entered into that certain Acquisition Agreement, dated as of May 20, 2015 (the “Acquisition Agreement”), with ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales (each individually, a “Purchaser” and, collectively, the "Purchasers"), and certain "Target Companies" (as defined in the Acquisition Agreement), pursuant to which the Purchasers agreed to purchase from the Sellers and the Sellers agreed to sell to the Purchasers, subject to certain terms and conditions, 100% of the issued and outstanding ownership interests of each of the Target Companies. Capitalized terms not otherwise defined in the body of this Guaranty shall have the meanings ascribed to such terms in the Acquisition Agreement.

WHEREAS, the parties to the Acquisition Agreement agreed that the Guarantor will guaranty certain payment obligations of the Purchasers as set forth herein.

NOW, THEREFORE, the Guarantor and the Purchasers agree as follows:

1.           If the Purchasers default on the Payment Obligations (as defined below) under the Acquisition Agreement by failing to pay the Payment Obligations that became due on their due date and fail to cure such default within ten (10) Business Days after the delivery of a written notice of the Sellers to any of the Purchasers (the “Cure Period”), then the Seller may deliver a written notice to the Guarantor with a request (a “Sellers’ Request”) to pay, on behalf of the Purchasers, such due and unpaid Payment Obligations. Each Seller’s request shall provide a description and quantification of the due and unpaid Payment Obligation. “Payment Obligations” shall mean the following Purchasers’ obligations under the Acquisition Agreement: (a) payment when due of the first Installment (as defined in the Acquisition Agreement); (b) payment if and when due of the Deferred Consideration (as defined in the Acquisition Agreement); (c) payment of the Difference (as defined in the Acquisition Agreement) if and when due under the terms and conditions of Section 2.8 of the Acquisition Agreement (Value Guaranteed Floor of Consideration Shares); and (d) return, subject to the terms and conditions set forth in such Section 2.9 (Options), of the Interests actually received by the Purchasers from the Sellers prior to either the Sellers’ Option Notice and/or the Purchasers’ Option Notice (each as defined in the Acquisition Agreement).

2.           The Guarantor shall direct their counsel to provided Opinions and remove restrictive legend in the manner stipulated by Section 2.1.6(c) of the Acquisition Agreement. If the Seller(s) has performed all reasonable actions and provided the Guarantor with all documents necessary for issuance of the Opinion/removal of restrictive legends as stipulated by Section 2.1.6(c) of the Acquisition Agreement, and the Guarantor has not procured (i) delivery of Rule 144 Opinion to the Guarantor’s transfer agent (with a copy to the applicable Seller(s)), and (ii) removal of the restrictive legends from the Consideration Shares sold or being sold by the Seller(s), as applicable (the “Default Shares”), within twenty (20) Business Days from the last day of the applicable Delivery Term, then, subject to all terms and conditions set forth in Section 2.1.6(d) and 2.1.6(e) of the Acquisition Agreement, such Seller(s) may, by written notice, require the Guarantor to repurchase (whether  through cancelation, redemption, another exemption or any other means) the Default Shares from the Seller(s) at the Default Option Price.

3.           Upon receipt of the Sellers’ Request, Guarantor hereby unconditionally and irrevocably guarantees to the Sellers payment of the undisputed Payment Obligations that became due and are not paid (the “Guaranteed Obligations”). Notwithstanding anything to the contrary contained herein, the Acquisition Agreement or any other agreements or documents, the aggregate liability and obligations of the Guarantor hereunder shall not exceed, and the Guaranteed Obligations shall be limited to, the amount of the Purchase Price (as defined in the Acquisition Agreement). Except for the first Installment, each payment to be made by the Purchasers or on their behalf under the Acquisition Agreement or this Guaranty, and accordingly the Guaranteed Obligations, shall be subject to deductions, withholdings, counterclaims or set-offs with respect to the Purchase Price adjustments set forth in Section 2.1.4(c) of the Acquisition Agreement and Damages under Section 6.3 of the Acquisition Agreement. If any of the Sellers or any Affiliate of the Sellers will receive any payments that constitute the Guaranteed Obligations after any such obligations were paid by the Guarantor, each Seller shall, and shall cause its Affiliates, to promptly, but in any event not later than ten (10) Business Days, return such payments to the Guarantor. If any of the Sellers or any Affiliate of the Sellers will receive any payments that constitute the Guaranteed Obligations prior to any such obligations are paid by the Guarantor, such payments shall reduce the Guaranteed Obligations.

4.           The Guarantor warrants, represents and agrees as follows:

(a)          The Guarantor is in good standing in the State of Delaware and was duly organized and registered under applicable law.

(b)          The Guarantor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations in relation to this Guaranty.

(c)          The Guarantor’s obligations under this Guaranty are enforceable against it in accordance with their respective terms.

(d)          Neither the Guarantor nor any of its respective directors or creditors has presented any application for initiating of bankruptcy proceedings against the Guarantor.

(e)          No order has been made or application presented, resolution passed or meeting convened for the purpose of its winding-up or whereby its assets are to be distributed to creditors or shareholders or its other contributories.

(f)          No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian, or similar official has been appointed in respect of the whole or any part of the business or assets of it nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

The representations and warranties set out in this Section 4 are made by the Guarantor on the date of this Guaranty.

5.           The liability of the Guarantor shall not be discharged or impaired by any amendment, variation or assignment of the Acquisition Agreement or any partial invalidity or any waiver of its terms, whether or not the Guarantor has given its prior written consent to such amendment, variation or assignment.

6.           The Guarantor will, within 15 Business Days upon presentation of the relevant documents, pay all reasonable documented legal costs properly incurred by any of the Sellers in connection with the enforcement of this Guaranty if the Guarantor fails to pay the undisputed Guaranteed Obligation subject to the terms hereof.

7.           The Guarantor may not dispute Guaranteed Obligation if on the date of the Seller’s Request such obligation is:

(a)          due and not paid by the Purchasers within the Cure Period and

(b)          based upon the final and binding Purchase Price Statement, Undisputed Claim or Resolved Claim.

For the avoidance of doubt, the Guarantor hereby irrevocably waives, to the fullest extent permitted by law, all objections which it may now or hereafter have with respect to the Payment Obligations meeting the criteria set forth in Section 7(a) and 7(b) above.

8.           All monetary payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment. All payments by the Guarantor under this Guaranty will be made in full, subject, however, to the deductions, withholdings, counterclaims or set-offs as set forth in Section 2.1.4(c) of the Acquisition Agreement and Damages under Section 6.3 of the Acquisition Agreement. No partial payment by the Guarantor (whether under a court order or otherwise) will discharge the obligation of the Guarantor to the Sellers unless and until Sellers have received payment in full under the due and payable Guaranteed Obligation.

9.           All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Guaranty shall be in writing and shall be deemed to have been duly delivered or given upon (i) the delivery thereof, if delivered personally or sent by facsimile, e-mail or (ii) the mailing thereof if sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, such as FedEx or DHL:

If to the Guarantor, to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

If to Purchasers, to:

ТOT Group Russia LLC

office 01, 54th Floor

Federation Tower West

12, Presnenskaya emb.

Moscow, 123100, Russia

Telephone: +7 495 286 72 00

E-mail: kzaripov@netelement.com

Attention: Konstantin Zaripov, General Director

And

TOT Group Europe Ltd.

Acre House

11-15 William Road

London, England

NW1 3ER

Telephone: +44 7789 658193

E-mail: kzaripov@netelement.com

Attention: Konstantin Zaripov, Company Director

With a copy to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

And if to the Sellers, to:

Sellers’ Representative

Althaus Legal LLC

12 B. Savvinsky, building 12, 119435, Moscow, Russia

Telephone: +7 (499) 678-2298

Attention: Rostislav Shatenok, Andrey Tsaruk

E-mail: rshatenok@althausgroup.ru

Any notice sent by courier shall be, for information purposes only, duplicated by facsimile or email (immediately prior to posting).

A notice or other communication delivered by hand or by courier service shall be deemed to have been given when delivered, provided that where a notice sent by courier is duplicated by fax or email, then such notice shall be deemed to be sent by courier only.

10.         The headings of sections and paragraphs in this Guaranty are for convenience of reference only and shall not be construed in any way to limit or define the content, scope or intent of the provisions hereof. As used in this Guaranty, the singular shall include the plural, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires. Whenever the words “including”, “include or includes” are used in this Guaranty, they should be interpreted in a non-exclusive manner as though the words “, without limitation,” immediately followed the same. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Guaranty is prohibited or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.         This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

12.         If any term or provision of this Guaranty is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

13.         None of the parties to this Guaranty shall, nor purport to, assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Guaranty nor grant, declare, create or dispose of any right or interest in it.

14.         This Guaranty constitutes the entire agreement between the Guarantor and the Sellers pertaining to the subject matter contained herein, and may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by the Guarantor as to which such consent or waiver is applicable and by the Sellers. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which it is given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other similar or dissimilar right or default or otherwise prejudice the rights and remedies hereunder. Any single or partial exercise of any right, power or remedy provided by this Guaranty shall not preclude any other or further exercise of the right, power or remedy or any other right, power or remedy.

15.         This Guaranty is a continuing guaranty and is to remain in full force and effect in relation to the Guarantor until all the due and payable Guaranteed Obligations shall have been fully paid regardless of any intermediate partial payment or partial discharge.

16.         The rights, powers and remedies provided by this Guaranty are cumulative and (subject as otherwise provided in this Guaranty) are not exclusive of any rights, powers or remedies provided by law or otherwise.

17.         This Guaranty may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The exchange of copies of this Guaranty and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Guaranty as to the parties and may be used in lieu of the original Guaranty for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

(Signatures are on the following pages)

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date set forth in the first paragraph hereof.

SELLERS:

MAGLENTA ENTERPRISES INC.		CHAMPFREMONT HOLDING LTD

By:	/s/ Evaline Sophie Joubert	By:	/s/ Nicos Hadjinicolaou
Name:	Evaline Sophie Joubert	Name:	Nicos Hadjinicolaou
Title:	Director	Title:	Director

GUARANTOR:

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	CEO

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